Exhibit 99.1
Contact:
Jeff Dahncke
Public Relations
(914) 767-7690
jeff.dahncke@pepsi.com
Mary Winn Settino
Investor Relations
(914) 767-7216
msettino@pepsi.com
FOR IMMEDIATE RELEASE
THE PEPSI BOTTLING GROUP CONFIRMS
THIRD QUARTER AND FULL-YEAR 2008 EARNINGS GUIDANCE
SOMERS, NY, September 4, 2008 — The Pepsi Bottling Group, Inc. (NYSE: PBG) today announced that it is confirming its previously stated third quarter and full-year 2008 earnings per share guidance.
PBG expects 2008 comparable diluted earnings per share (EPS) of $2.30 to $2.38, top-line growth in the mid-single digits, comparable operating profit growth in the low-single digits, and operating free cash flow of about $620 million.
PBG also affirmed that it will generate diluted EPS of $1.02 to $1.06 in the third quarter, representing comparable growth of four to seven percent over the prior year. Top-line growth is expected to be up about three percent, driven by strong net revenue per case growth in each of the Company’s geographies. Worldwide volume in the quarter is expected to be down in the mid-single digits, reflecting soft economic conditions globally.
“PBG continues to successfully execute a strategy that is enabling us to generate solid financial results in a challenging global business environment. We remain confident that we’ll deliver on our earnings objectives for the third quarter and the full year,” said PBG President and Chief Executive Officer Eric Foss. “The steps we are taking to strengthen our global brand portfolio, improve our operational capabilities and capitalize on international growth opportunities will further differentiate PBG in the marketplace in a way that benefits each of our key stakeholders.”
Foss will deliver remarks at the Lehman Brothers Back-to-School Conference in Boston later this morning. His presentation, which will begin at 9:00 a.m. EDT, will be webcast live at http://www.pbg.com.

PBG will report its complete third quarter 2008 earnings results on Tuesday, September 30.
About PBG
The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with annual sales of nearly $14 billion. With over 70,000 employees worldwide, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. For more information, visit the Company’s website at www.pbg.com.
Forward-Looking Statement:
Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 29, 2007.
Non-GAAP Measures:
The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful year-over-year comparison of the Company’s financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in this attachment. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets (including under the Company’s incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

Items Affecting Comparability
Restructuring Charges
In the third and fourth quarters of 2007, PBG announced realignments in the Company’s organization. Since the inception of the program the Company incurred a pre-tax charge of approximately $33 million. Of this amount, we recorded $3 million in 2008, primarily relating to relocation expenses in our U.S. and Canada segment.
Asset Disposal Charge
During the fourth quarter of 2007, PBG adopted a Full Service Vending (FSV) Rationalization plan to dispose of older underperforming assets and to redeploy assets to higher return accounts. Over the course of the FSV Rationalization plan, we incurred a pre-tax charge of approximately $25 million, the majority of which was non-cash, including costs associated with the removal of these assets from service, disposal costs and redeployment expenses. Of this amount we incurred a pre-tax charge of approximately $2 million associated with the FSV Rationalization plan in 2008.
Tax Audit Settlement
During the third quarter of 2007, PBG recorded a non-cash benefit of approximately $46 million due to the reversal of net tax contingency reserves associated with the expiration of the statute of limitations on the IRS audit of its 2001 and 2002 tax returns.

Full-Year Forecasted 2008 To
Full-Year 2007 Operating
Income Growth Rate
Comparable Growth	Low-single digits
Restructuring Charges	3%
Asset Disposal Charge	2%

Reported Growth	Mid- to high-single digits

Full-Year 2008 Forecasted
Diluted Earnings Per Share
Comparable Diluted EPS	$2.30 to $2.38
Restructuring Charges and Asset Disposal Charge	(0.01)

Reported Diluted EPS	$2.29 to $2.37

Q3 2008 Forecasted to Q3 2007
Diluted EPS Growth Rate
Comparable Growth	4% to 7%
Restructuring Charges	6
Tax Audit Settlement	(18) to (19)

Reported Growth	(6%)[a] to (9%)

a.	Does not add due to rounding to the nearest whole percent.

Operating Free Cash Flow
The Company defines Operating Free Cash Flow (OFCF) as Cash Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.
The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company’s liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.
OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company’s OFCF may not be comparable to similarly titled measures reported by other companies.
2008 Full-Year OFCF Guidance
PBG expects its full-year 2008 OFCF to be about $620 million. The Company anticipates capital expenditures to be in the range of $750 to $775 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.3 billion.
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